UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2015

SEQUENOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29101	77-0365889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 202-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On September 24, 2015, we filed a Current Report on Form 8-K announcing the resignation of William J. Welch as our President and Chief Executive Officer. In connection with such resignation, on October 2, 2015, we entered into a Separation Agreement with Mr. Welch (the “Separation Agreement”), pursuant to which Mr. Welch will receive severance benefits from us. By its terms, the Separation Agreement is effective as of September 18, 2015. Pursuant to the Separation Agreement, in exchange for a general release of all claims against us, Mr. Welch is entitled to receive (i) a lump sum payment equal to $550,000, which equals 12 months of his base salary, (ii) a lump sum payment equal to $275,301, which equals his targeted level bonus for 2015, pro-rated to the date of his resignation, (iii) a lump sum payment equal to $20,614, which is intended to cover the payment of COBRA benefits for a period of 12 months, (iv) accelerated vesting of all outstanding stock options and other equity awards as if Mr. Welch had completed service with us for an additional 12 months, and (v) an extension of the exercise period of his vested stock options granted under our 2006 Equity Incentive Plan for a period of 12 months. The benefits provided for in the Separation Agreement are consistent with the benefits that Mr. Welch would have been entitled to receive under his Employment Agreement, dated January 29, 2014, had Mr. Welch been terminated without cause.
The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1    Separation Agreement by and between Sequenom, Inc. and William J. Welch.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.
Dated: October 2, 2015	By:	/s/ Jeffrey D. Linton
	Name:	Jeffrey D. Linton
	Title:	Senior Vice President, General Counsel & Secretary